Exhibit 99.2

NEWS RELEASE For immediate release Laura Clark 904 598 7831 LauraClark@RegencyCenters.com

Regency Centers Announces the Redemption of Notes due June 2020

JACKSONVILLE, Fla. (March 1, 2018) – Regency Centers Corporation (“Regency” or the “Company”; NYSE: REG) today announced the redemption of its outstanding $150 million 6.0% Senior Unsecured Notes due June 15, 2020 (the “Notes”). On March 1, 2018, the Company notified U.S. Bank National Association, as Trustee, of its intent to redeem the Notes on April 2, 2018.

The redemption price will be determined in accordance with the applicable indenture and is expected to be approximately $163 million, including accrued and unpaid interest through the proposed redemption date and a make-whole amount as defined in such indenture.

About Regency Centers Corporation

Regency Centers is the preeminent national owner, operator, and developer of shopping centers located in affluent and densely populated trade areas. Our portfolio includes thriving properties merchandised with highly productive grocers, restaurants, service providers, and best-in-class retailers that connect to their neighborhoods, communities, and customers. Operating as a fully integrated real estate company, Regency Centers is a qualified real estate investment trust (REIT) that is self-administered, self-managed, and an S&P 500 Index member. For more information, please visit regencycenters.com.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.